Exhibit 99.1

Contact:	Calvin E. Jenness
Senior Vice President
Chief Financial Officer
and Treasurer
503-653-4573
Release:	Immediately

Blount Announces Third Quarter Earnings

•	Third quarter sales increased 19.1% from 2003 to $173.7 million
•	Third quarter operating income increased 28.5% from 2003 to $31.1 million
•	Backlog increased from second quarter and last year in all three segments
•	Interest income received with tax refunds require restatement of prior periods

PORTLAND, OR. November 2, 2004- Blount International, Inc. [NYSE: BLT] ("Blount" or the "Company") today announced results for the third quarter ended September 30, 2004. Sales were $173.7 million, a 19.1% increase from $145.8 million in last year’s third quarter. Operating income increased to $31.1 million, a 28.5% increase from operating income of $24.2 million in last year’s third quarter.

In August, the Company completed a successful refinancing that lowered outstanding debt and future interest costs. Related to this refinancing, the Company recognized a non-recurring charge of $42.8 million ($1.07 per share) that contributed to a net loss of $31.8 million ($0.79 per share) in this year’s third quarter compared to a net loss of $36.2 million ($1.17 per share) in last year’s third quarter. The charge related to the refinancing was classified as “other expense” and included redemption premiums and a write-off of unamortized deferred financing fees related to the retired debt. Net loss for the third quarter of last year included a $39.7 million ($1.29 per share) charge for a deferred tax valuation allowance.

Pro-forma net income for the third quarter assuming that the refinancing transaction occurred as of June 30, 2004 was $13.7 million ($0.31 per share). Pro-forma net income was adjusted to remove the impact of the non-recurring refinancing charge, reflect the impact of the new capital structure on net interest expense and shares outstanding and assumes a 35% income tax rate.

Net interest expense in this year’s third quarter was $16.7 million compared to $17.2 million in the third quarter of 2003. Net interest expense included $4.2 million in incremental net interest expense incurred during the 30-day redemption period in connection with the retirement of the Company’s former bonds. Pro-forma third quarter net interest expense was $9.1 million, exclusive of the incremental net interest expense associated with the redemption and assuming a full quarter impact of the refinancing. The Company believes that the pro-forma presentation of net income and net interest expense provides the investor with meaningful information on account of the magnitude and non-recurring nature of the refinancing that took place in August. This pro-forma information is reconciled to information presented under generally accepted accounting principles in the attached schedule.

Subsequent to September 30th, the Company received $26.6 million in payments from the Internal Revenue Service, consisting of refund claims of $21.6 million and accumulated interest of $5.0 million. In reviewing these payments, the Company has determined that a significant portion of the interest for the payments should have been recorded as income in prior reporting periods. Based on this determination, the Company will restate its historical financial results to reflect additional interest income of $3.6 million in 2003 and

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$1.1 million in the first six months of 2004. The amounts included in this press release reflect the restated and increased income amounts for prior periods.

Year-to-date Results

Sales through the first nine months of 2004 were $508.5 million compared to $399.9 million for the first nine months of last year, a 27.2% increase. Operating income totaled $86.8 million, a 40.5% increase from $61.8 million for the first nine months of last year. Net loss for the first nine months of this year was $15.8 million ($0.46 per share) compared to a net loss of $34.4 million ($1.12 per share) for the comparable period last year. This year’s nine month net loss included a $42.8 million ($1.26 per share) charge related to the refinancing transactions. Last year’s net loss was inclusive of a $39.7 ($1.29 per share) charge for the recognition of a deferred tax valuation allowance. Pro-forma net income was $38.1 million ($0.85 per share) for the first nine months of 2004 assuming that the refinancing transaction occurred as of January 1, 2004 and a 35% income tax rate.

Commenting on the third quarter results, James S. Osterman, President and Chief Executive Officer, stated, "Our Company’s performance in the third quarter continued to reflect robust market conditions in all three of our business segments. Year-over-year sales increased in this year’s third quarter by at least 16% over last year’s third quarter in each of our businesses, and Company-wide backlog increased by 16% from the end of the second quarter to $151.2 million. Along with the top line growth, operating income margins remained solid at 17.9% of sales, despite a challenging raw material market, especially steel. The outlook for the Company remains positive for the balance of this year and into next year as we fill orders to meet the demand created by recent storm activity, step up our international focus in the timber harvesting business and leverage the introduction of several new models in our lawnmower business. In addition to the strong operating performance, the refinancing transactions completed in August and cash flow from operations enabled the Company to reduce outstanding debt by $87.2 million during the third quarter to $520.4 million. The receipt of the outstanding tax refund and accumulated interest enabled us to further reduce outstanding debt during the month of October. ”

Segment Results

The Outdoor Products segment's third quarter sales were $109.8 million, a record level for the segment and 18.7% above last year’s third quarter sales of $92.5 million. Segment contribution to operating income increased 16.7% to $28.0 million from $24.0 million in last year's third quarter. The increases in sales and profit were due to unprecedented worldwide demand for chainsaw products. The effect of hurricanes in the Southeastern United States and Caribbean further bolstered demand with order backlog increasing to $79.4 million in the third quarter from $77.3 million in the second quarter and $61.1 million in the third quarter of 2003. Segment sales for the first nine months of this year were $314.1 million, an 18.3% increase above last year’s nine month total of $265.6 million. Segment contribution to operating income for the first nine months of 2004 was $80.4 million compared to $66.9 million for the same period last year.

The Industrial and Power Equipment segment recorded net sales of $52.7 million in this year’s third quarter, a 16.9% increase from last year’s third quarter sales of $45.1 million. This segment’s contribution to operating income in the third quarter was $6.0 million compared to $3.8 million in last year’s third quarter. The year-over-year improvement in segment contribution to operating income reflects higher unit sales of timber harvesting equipment, partially offset by higher raw material costs. Demand for timber harvesting equipment remained high as evidenced by a 13.3% increase in order backlog during the third quarter to $59.8 million. Net sales for the first nine months were $159.8 million compared to $108.2 million in last year's first nine months, a 47.7% increase. Segment contribution to operating income for the first nine months was $15.6 million compared to $4.7 million for the comparable period last year.

The Lawnmower segment recorded sales of $11.5 million in this year’s third quarter, a 38.6% increase from last year’s third quarter sales of $8.3 million. Unit volume sales continued to surpass last year’s level due to the introduction of a new product line earlier in the year and significant enhancements to the 2005 product line that was introduced in the third quarter. Order backlog in the Lawnmower segment was $12.0

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million at the end of the third quarter compared to $6.4 million at the end of last year’s third quarter. Segment contribution to operating income in this year’s third quarter was $0.6 million compared to a segment loss of $0.4 million in last year’s third quarter. Segment contribution to operating income for the first nine months of this year was $1.9 million compared to a segment loss of $0.7 million for the comparable period last year.

Filing of “Universal” Shelf Registration Statement

The Company also announced today that it intends to file a “universal” Form S-3 shelf registration with the Securities and Exchange Commission in the near future. With its $138 million public equity offering on August 9th, 2004 and the resulting increase in the Company’s market capitalization, the Company is eligible for such shelf registration filings. The filing will cover the registration of securities for potential offerings of common stock, preferred stock, warrants and debt instruments.

Restatement of Prior Period Financial Statements

On October 15, 2004, the Company received $26.6 million in payments from the Internal Revenue Service in payment of amounts due the Company for amended federal income tax returns and a carryback claim. The refund amount included the refund claims of $21.6 million and accumulated interest income of $5.0 million ($3.6 million and $1.1 million applicable to 2003 and the first six months of 2004, respectively). At December 31, 2003, the Company had recorded a refund claims receivable of $21.6 million but had not recorded interest income on the amounts refundable. The Company has determined that the failure to record interest income was an accounting error. The Company will restate its financial statements as of and for the year ended December 31, 2003 (including the interim periods December 31, 2003, September 30, 2003 and June 30, 2003) and the interim financial statements as of and for the interim periods ended June 30, 2004 and March 31, 2004 to record the portion of the $5.0 million of interest income applicable to each respective period. The amounts included in this press release have been restated for this accounting error.

Blount International, Inc. is a diversified international company operating in three principal business segments: Outdoor Products, Industrial and Power Equipment, and Lawnmower. Blount International, Inc. sells its products in more than 100 countries around the world. For more information about Blount International, Inc., please visit our website at http://www.blount.com.

Forward looking statements in this release, including without limitation the Company’s “outlook,” “guidance,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that the Company believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that the Company may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning the stabilization of raw materials, especially with respect to the price of steel. To the extent that these assumptions are not realized going forward, or other such unforeseen factors arise, actual results for the periods subsequent to the date of this release may differ materially.

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Blount International, Inc. Financial Data

Consolidated Statements of Income (unaudited)	Three mos. ended Sep. 30		Nine mos. ended Sep. 30
		Restated		Restated
In millions, except share data	2004	2003	2004	2003
Sales	$ 173.7	$ 145.8	$ 508.5	$ 399.9
Cost of sales	113.5	95.6	333.0	262.2
Gross profit	60.2	50.2	175.5	137.7
Selling, general and administrative expenses	29.1	26.0	88.7	75.7
Restructuring expenses	0.0	0.0	0.0	0.2
Operating Income	31.1	24.2	86.8	61.8
Interest expense	(17.5)	(17.4)	(52.1)	(52.7)
Interest income	0.8	0.2	2.1	4.0
Other income (expense), net	(43.7)	(0.2)	(43.7)	(3.3)
Income before income taxes	(29.3)	6.8	(6.9)	9.8
Provision for income taxes	2.5	43.0	8.9	44.2
Net income	$ (31.8)	$ (36.2)	$ (15.8)	$ (34.4)

Basic earnings per share:	$ (0.79)	$ (1.17)	$ (0.46)	$ (1.12)
Diluted earnings per share:	$ (0.79)	$ (1.17)	$ (0.46)	$ (1.12)
Shares used for per share computations:
Basic	40,180,449	30,814,074	33,992,131	30,805,794
Diluted	40,180,449	30,814,074	33,992,131	30,805,794

Condensed Consolidated Balance Sheets (unaudited)				Restated
			Sep. 30,	Dec. 31,
In millions			2004	2003
Assets:
Cash and cash equivalents			$ 21.7	$ 35.2
Accounts receivable			78.6	64.4
Inventory			81.5	67.7
Other current assets			31.0	29.7
Property, plant and equipment, net			92.0	92.0
Other assets			118.0	115.0
Total assets			$ 422.8	$ 404.0
Liabilities:
Notes payable and current maturities of long-term debt			$ 2.7	$ 6.6
Other current liabilities			106.7	103.4
Long-term debt			517.7	603.9
Other liabilities			78.2	83.8
Total liabilities			705.3	797.7
Stockholders’ equity (deficit)			(282.5)	(393.7)
Total liabilities and stockholders’ equity (deficit)			$ 422.8	$ 404.0

Segment Information (unaudited)	Three mos. ended Sep. 30		Nine mos. ended Sep. 30
In millions	2004	2003	2004	2003
Sales
Outdoor products	$ 109.8	$ 92.5	$ 314.1	$ 265.6
Industrial and power equipment	52.7	45.1	159.8	108.2
Lawnmower	11.5	8.3	35.3	26.4
Elimination	(0.3)	(0.1)	(0.7)	(0.3)
Total Sales	$ 173.7	$ 145.8	$ 508.5	$ 399.9
Operating income (loss)
Outdoor products	$ 28.0	$ 24.0	$ 80.4	$ 66.9
Industrial and power equipment	6.0	3.8	15.6	4.7
Lawnmower	0.6	(0.4)	1.9	(0.7)
Corporate office expenses/Elimination	(3.5)	(3.2)	(11.1)	(8.9)
Restructuring expenses	0.0	0.0	0.0	(0.2)
Operating income	$ 31.1	$ 24.2	$ 86.8	$ 61.8

Blount International, Inc. Financial Data
Reconciliation of GAAP to Non-GAAP Amounts
In Millions, except share and per share data
	Three Months Ended Sept. 30, 2004			Nine Months Ended Sept. 30, 2004

Pro forma Net Income	Shares used for Basic		Basic Earnings	Shares used for Basic		Basic Earnings
	$ Million	EPS Calculation	Per Share	$ Million	EPS Calculation	Per Share
Net Loss as Reported	$ (31.8)	40,180,449	$ (0.79)	$ (15.8)	33,992,131	$ (0.46)
Add Reported income tax provision	2.5			8.9
Add Refinancing Charge	42.8			42.8
Exclude Reported Interest Expense	17.5			52.1
Exclude Reported Interest Income	(0.8)			(2.1)
Add Interest Expense Assuming
Refinancing Transaction occurred
as of beginning of periods	(9.1)			(27.3)

Pro forma Pre Tax Income	21.1			58.6

Assume Tax Rate of 35%	7.4			20.5

Pro forma Net Income	$ 13.7	44,780,449	$ 0.31	$ 38.1	44,725,463	$ 0.85

Pro forma Net Interest Expense

As Reported
Interest Expense	$ 17.5			$ 52.1
Interest Income	(0.8)			(2.1)
Net Interest as Reported	16.7			50.0

Interest Expense Assuming
Refinancing Transaction occurred
as of beginning of periods	9.1			27.3
Pro forma Net Interest Expense
decrease compared to GAAP	$ 7.6			$ 22.7